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                                                                  Exhibit (a)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated November 30, 1999, and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Morgan Stanley & Co. Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
           (including the associated Preferred Share Purchase Rights)
                                       and
           All Outstanding Shares of ESOP Convertible Preferred Stock
                                       of
                             TJ International, Inc.
                                       at
                              $42.00 Net Per Share
                                       by
                                   WTJ, Inc.,
                          a wholly owned subsidiary of
                              Weyerhaeuser Company

     WTJ, Inc., a Delaware corporation (the "Purchaser"), a wholly owned subsidiary of Weyerhaeuser Company, a Washington corporation ("Weyerhaeuser"), is offering to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Common Shares"), and all outstanding shares of ESOP Convertible Preferred Stock, par value $1.00 per share (the "Preferred Shares" and together with the Common Shares, the "Shares"), of TJ International, Inc., a Delaware corporation (the "Company"), together, in the case of the Common Shares, with the associated preferred share purchase rights (the "Rights") issued pursuant to the Company's Rights Agreement dated August 26, 1999, as amended (the "Rights Agreement"), at a price of $42.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 30, 1999, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references to Common Shares include the associated Rights, and all references to the Rights include the benefits that may enure to holders of the Rights pursuant to the Rights Agreement.

   -------------------------------------------------------------------------
       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 PM, NEW YORK
    CITY TIME, ON WEDNESDAY, JANUARY 5, 2000, UNLESS THE OFFER IS EXTENDED.
   -------------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST 50.1% OF ALL OUTSTANDING COMMON SHARES ON A FULLY DILUTED BASIS AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 23, 1999 (the "Merger Agreement"), among Weyerhaeuser, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with the Company (the "Merger") with the company surviving the Merger as a wholly owned subsidiary of Weyerhaeuser. In the Merger, each issued Share (other than Shares owned by Weyerhaeuser, the Purchaser or the Company or any of their wholly owned subsidiaries, or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into $42.00 in cash, without interest (or such higher price as may be paid in the Offer).

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (i) APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, (ii) DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND
(iii) RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary for the Offer of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or timely confirmation of book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures described in Section 2 of the Offer to Purchase, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (c) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     The term "Expiration Date" means 8:00 PM, New York City time, on Wednesday, January 5, 2000, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire. Subject to the Merger Agreement (which prohibits certain amendments to the Offer without the consent of the Company) and the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser reserves the right (but shall not be obligated), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 of the Offer to Purchase shall have occurred, (i) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. If certain of the conditions set forth in Section 14 of the Offer to Purchase have not been satisfied or waived, then, if requested by the Company, the Purchaser must extend the Offer one or more times (the period of each such extension to be determined by the Purchaser) for up to 30 days in aggregate for all such extensions, provided that at the time of such extension any such condition is reasonably capable of being satisfied. Any extension of the Offer will be followed by a public announcement thereof no later than 9:00 AM, New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

     Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 28, 2000. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer described in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares. The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.

                           17 State Street, 10th Floor
                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll-Free: (800) 223-2064

                      The Dealer Manager for the Offer is:

                           MORGAN STANLEY DEAN WITTER

                        Morgan Stanley & Co. Incorporated
                                  1585 Broadway
                            New York, New York 10036
                                 (212) 761-6531

November 30, 1999